SUPPLY LICENSE AGREEMENT

This Supply License Agreement (this "Agreement'), dated as of March 22, 2006, is entered into by and between Mannatech, Inc., a Texas corporation having a place of business at 600 South Royal Lane, Suite 200, Coppell, TX 75019 ("Buyer") and JnB:Biotechnologies, Inc., a New Jersey corporation having a place of business at 255 Long Avenue, Hillside, New Jersey 07205 ("Seller").

RECITALS

WHEREAS, Seller is engaged in the business of manufacturing and supplying certain types of plant-derived mineral nutrition technologies, including but not limited to the nutritional supplements and methods for the production thereof disclosed and claimed in U.S. Patent No. 6,270,809 (collectively, "Plant-Derived Mineral:Nutrition Products");

WHEREAS, Buyer develops and sells proprietary nutritional supplements and topical products (collectively, "Buyer Products") through a network marketing system throughout the United States, Canada, Australia, New Zealand, the United Kingdom, Denmark, South Korea, Taiwan and Japan by distributors referred to as Independent Associates ("Distributors"):

WHEREAS, Buyer and Seller now wish to set forth the terms by which Seller grants to Buyer an exclusive license under Seller's intellectual property and the terms on which Buyer will, during the period set forth in this Agreement, order and purchase Plant-Derived Mineral Nutrition Products that are manufactured by Seller (the "InB:B Technology").

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Intellectual Property License.

(a)     License. During the Term (defined below) and subject to the terms and conditions contained herein, Seller hereby grants to Buyer an exclusive license for the Field and Territory (as defined below) and subject to minimum purchase requirements as set forth in paragraph 2 hereof under Seller's intellectual property, including U.S. Patent No. 6,270,809, and any other related intellectual property (collectively the "Seller Intellectual Property"). Buyer's license under the Seller Intellectual Property shall include the right to make, have made, use, sell and have sold Buyer Products that include InB:B Technology. Buyer's license under the Seller Intellectual Property shall not include the right to grant sub-licenses to third parties, however, notwithstanding anything to the contrary herein, Seller acknowledges and agrees that the Distributors of Buyer Products shall have the right to sell Buyer Products that include Plant-Derived Mineral Nutrition Products.

(b)     "Field" The field ("Field" of Buyer's license under the Seller Intellectual Property is for InB:B Technology containing six or more mineral ingredients in a single formula, such as products sold under the trade name MultiminsTM and products that include the "InB:B-MM Formula," which is

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set forth in the Quality Assurance Agreement referred to in paragraph 7 hereof, and incorporated by reference herein Seller acknowledges and agrees that insofar as this Agreement is concerned, Buyer shall not be restricted from including the 1nB:B Technology in any Buyer Products or from combining the InB:B Technology with any other ingredients.

(c)     "Territory" The territory shall be worldwide and exclusive with respect to InB:B Technology sold in a multi-level marketing and as related to China, in a direct sales distribution system.

(d)     "Manufacturing" During the Term (defined below), Buyer shall not, directly or indirectly, engage in or arrange to subcontract for the manufacture of InB:B Technology; provided that Buyer shall not be restricted from manufacturing the InB:B Technology during the Term if Seller permanently ceases the manufacture of 1nB:B Technology or Seller is unable to fulfill Buyer's orders for InB:B Technology by the Shipment Date in accordance with Section 3.

(e)     "Buyer Non-Exclusivity". This Agreement does not prohibit, and shall not be construed or deemed to prohibit, Buyer from obtaining Plant-Derived Mineral Nutrition Products or any other dietary or nutritional supplement, product or ingredient therefore from any supplier of such items other than Seller, provided that the sale and purchase of such other products do not violate Seller's intellectual property rights and provided further that Buyer is not in default of its obligations to Seller under this Agreement.

(f)     "Term" shall mean the period beginning on the date hereof for a ten (10) year period or unless earlier terminated by either party subject to sections 2(d) and 10 hereof

(g)     "Renewals" The term of this Agreement may be extended for additional ten (10) year terms by mutual written agreement between the parties.

2.      Supply of InB:B Technology. In order to obtain and maintain its rights hereunder, during the Term and subject to the terms and conditions contained herein, Buyer will order and purchase the minimum quantities of InB:B: Technology from Seller set forth in this Section 2 (each a "Purchase Commitment"). Seller warrants that the InB:B Technology will comply with GMP standards applicable to such products and meet the product specifications set forth in the Quality Agreement as defined in paragraph 7 hereof.

(a)     First Twelve (12) Month Period. Concurrently with the execution of this Agreement, Buyer will place an irrevocable purchase order for 5,000 Kg of InB:B Technology but may arrange for shipment of this Initial Purchase Commitment over the course of the first eleven- (11) month period after the date of this Agreement, with payment in relation to each shipment such that full payment for this Purchase Commitment will be made before the end of twelve (12) months after the date of this Agreement.

(b)     Second Twelve (I2) Month Period. In order to maintain its exclusive license hereunder, not later than ninety (90) days before the second twelve (12) month period of the Term ("Second Agreement Year"), Buyer will place an irrevocable purchase order for not less than 10,000 Kg. of InB:B Technology but may arrange for shipment of such Purchase Commitment over the course of the first eleven (11) months of the Second Agreement Year, with payment in relation to each shipment such that

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full payment for such Purchase Commitment will be made before the end of the Second Agreement Year.

(c)     Additional Twelve (12) Month Periods. In order to maintain its exclusive license hereunder, not later than ninety (90) days before the commencement of any subsequent twelve (12) month period during the Ten ("Subsequent Agreement Year"), Buyer will place an irrevocable purchase order for not less than 15,000 Kg. of InB:B Technology but may arrange for shipment of such Purchase Commitment over the course of the first eleven (11) months of any Subsequent Agreement Year, with payment in relation to each shipment such that full payment for such Purchase Commitment will be made before the end of any such Subsequent Agreement Year.

(d)     Conversion. In the event Buyer shall not meet or exceed the Purchase Commitments set forth in Sections 2(b) or (c) above for any twelve (12) month period, Seller shall have the right, upon sixty (60) days notice, to convert the License granted in Section 1 from exclusive to nonexclusive, or, if Buyer has not met its Purchase Commitment set forth in Section 2(a) and at least fifty percent (50%) of any subsequent Purchase Commitment, Seller shall be entitled to cancel the license completely without further obligation of either party other than to satisfy any accrued liabilities and obligations including the obligation to accept and pay for any open balance of a Purchase Commitment created by Buyer's delivery of an irrevocable order pursuant to this Section 2. The foregoing notwithstanding, Seller shall have a reasonable period of time to exhaust its current inventory of Buyer's Products containing Seller's InB:B Technology. Buyer may, however, maintain the exclusivity of its license, notwithstanding any notice from Seller, if prior to expiration of the sixty (60) day notice period, Buyer shall pay to Seller a sum which is equal to the price of InB:B Technology necessary to bring Buyer's orders of InB:B Technology up to the specified minimum for such twelve (12) month period. Failure of Seller to give the notice provided for in this Section 2(d) shall not constitute a waiver of the right to give such notice in reference to any subsequent twelve (12) month period during the Term.

3.     Orders.

(a)     Buyer may place orders for InB:B Technology in such manner and on such form as Buyer and Seller may agree upon from time to time; provided, that in the absence of such agreement, each order shall (i) be in writing, (ii) specify the quantity of InB:B Technology ordered, (iii) subject to Section 3(b), specify the date on which the InB:B Technology must be shipped to Buyer or its designee (the "Shipment Date"), and (iv) be faxed to Seller at (302) 737-2708 or such other fax number as Seller shall designate in accordance with Section 14(e). Each order placed by Buyer for InB:B Technology during the Term shall be subject to the terms of this Agreement (including without limitation the price and other terms set forth in Section 6), whether or not either party signs and delivers a purchase order, invoice or other document, instrument or agreement that includes terms that are in conflict with the terns of this Agreement.

(b)     The Shipment Date for any order placed for the purchase of less than 1,000 Kg of Seller's Products shall be no earlier than 60 days from the date that the order is placed by Buyer. The Shipment Date for any order placed for the purchase of 1,000 Kg or more but less than 2,500 Kg of Seller's Products shall be no earlier than 120 days from the date that the order is placed by Buyer. The Shipment Date for any order placed for the purchase of 2,500 Kg or more of Seller's Products shall be no earlier than 120 days from the date the order is placed by Buyer. If Buyer makes a written request for

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An order of 2,500 Kg or greater for periodic shipments, then Seller shall use its commercially reasonable efforts to comply with such request. The calculation of permitted Shipment Dates for any new order placed while a prior order is still in process will use the Shipment Date of the prior order as the first point from which the minimum period before the next Shipment Date is measured.

4.      Credit Against Commitment Amount. Each order for InB:B Technology submitted to Seller by Buyer in accordance with the terms of this Agreement, shall be deemed to satisfy a portion of the applicable Purchase Commitment amounts set forth in Section 2, in an amount equal to the ordered quantity of such TnB:B Technology, whether or not (i) Seller determines not to accept the order under Section 5 or (ii) Seller otherwise fails to manufacture, procure or supply such InB:B Technology; provided, however, that accepted orders that are subsequently canceled by Buyer (for any reason other than material nonperformance by Seller) shall not be deemed to satisfy a portion of the applicable Purchase Commitment amounts; provided further, that No Response Orders (defined below) that are not resubmitted by Buyer in accordance with Section 5 shall not be deemed to satisfy a portion of the applicable Purchase Commitment amounts.

5.      Acceptance. After receiving an order for Seller's Products from Buyer, Seller may accept the order and confirm the Shipment Date only by delivering to Buyer a written response not later than the tenth business day after Seller's receipt of the order. If Seller does not timely notify Buyer in writing of such acceptance (a, "No Response Order” then Buyer may resubmit the order to Seller via facsimile in accordance with Section 14(e) hereof If Buyer does not receive a response within two business days after such resubmission, then (1) the order shall be deemed to have been rejected and Buyer shall have no obligation thereunder (but the order shall count as satisfaction of a portion of the then applicable Purchase Commitment amount); and (ii) Buyer shall be permitted to manufacture or have manufactured the Seller's Products in the quantity set forth in the No Response Order. If Buyer receives a response within two business days after such resubmission, then for the purposes of Section 3(b), the order shall be deemed to have been placed on the date of its resubmission in accordance with this Section 5.

6.     Price.

(a)     Price. All InB:B Technology ordered by Buyer from Seller during the Term shall be ordered (and, if such order is accepted, and such InB:B Technology actually are sold, purchased and shipped) at prices no greater than those set forth on the price schedule attached hereto as Exhibit A, plus applicable freight and shipping charges and taxes, and subject to the other terms set forth in this Agreement. The terms of payment are two percent (2%) discount for payment within ten (10) days of shipment, the scheduled price for payment between eleven (11) and thirty (30) days after shipment, and interest at one and one-half percent (1%2%) per month thereafter, provided, however, that payment in full is due before the thirty-first (31st) day and failure to make such payment shall constitute a default hereunder.

(b)     Invoices. Simultaneously with or after shipment to Buyer of InB:B Technology ordered by Buyer pursuant to an order that was accepted in accordance with Section 5 of this Agreement, Seller

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shall deliver a written invoice to Buyer. If the order results in the shipment of InB:B Technology in separate truckloads over a period of time, then Seller may deliver separate invoices to Buyer simultaneously with, or after, each truckload shipment to Buyer of InB:B Technology.

(c)     Payment Terms.

(i)     During the Term, Buyer shall be entitled to a two percent (2%) discount on all invoices that are remitted in full within ten days of receipt of the applicable invoice by Buyer. All other invoices submitted by Seller shall be paid within 30 days of receipt of the applicable invoice by Buyer (the "Normal Payment Period") unless Buyer provides written notice of a good faith dispute with respect to such invoice (each, a "Dispute Notice") to Seller before the expiration of the Normal Payment Period. For example, the basis for Buyer to provide. a Dispute Notice might include a dispute relating to the quantity, condition, price or shipment of InB:B Technology corresponding to a particular invoice, but product warranty or product liability claims would not be a basis for a Dispute Notice; provided, however, that the rejection of any InB:B Technology within 30 days after such product has been delivered to Buyer shall not be deemed a product warranty claim. The Dispute Notice shall state the date and the dollar amount of the disputed invoice. If only a portion of an invoice is disputed, the Dispute Notice shall state the dollar amount of the disputed portion and the amount of the undisputed portion of the invoice shall be paid on or before the end of the Noiiual Payment Period. Buyer and Seller shall use commercially reasonable efforts to resolve any invoice dispute within 10 days of the date of the Dispute Notice. After such time, either Buyer or Seller may submit such dispute to arbitration pursuant to Section 14(m).

(ii)     All portions of invoices that are not the subject of a Dispute Notice and are not remitted by Buyer within 30 days of the receipt thereof shall accrue simple interest (calculated effective as of the 31St day following receipt of invoice) at a rate of one and one-half percent (1 1/2) % per month.

(e)     Shipment Terms. InB:B Technology is sold and priced F.O.B. at Seller's warehouse facility at 225 Long Avenue, Hillside, New Jersey. If Buyer determines to provide or arrange its own freight with respect to any InB:B Technology ordered during the Term, then Seller shall be notified of such determination in writing at the time such lnB:B Technology are ordered. Seller shall prepay all freight and insurance charges from the origin for shipments that are arranged or provided by Seller, at the request of Buyer; provided, such amounts shall be added to invoices and not included in product prices. Title to InB:B Technology furnished in accordance with this Agreement, and risk of loss or damage to such InB:B Technology, shall pass to Buyer (or to such Buyer's customer or designee who receives such Seller's Products) upon delivery of such InB:B Technology to the freight provider designated by Buyer, or if none is designated, chosen by Seller. Seller warrants and guarantees to Buyer that when the title to such InB:B Technology passes to Buyer (or to such Buyer's customer or designee who receives such InB:B Technology), such title shall be good and marketable title, free and clear of liens and encumbrances.

(f)     Warranty Terms. The currently applicable warranty terms for InB:B Technology are included in the Quality Assurance Agreement incorporated in paragraph 7 hereof.

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7.     Quality Assurance

The Parties understand and agree that the Quality Assurance Agreement, incorporated by reference herein and executed contemporaneously with this Agreement (the "Quality Agreement”), sets forth the parties' responsibility for Quality Assurance.

8.     Name and Trademarks

(a)     Buyer has the right, in its sole discretion, to place such names or trademarks on the Buyer Products that include InB:B Technology as Buyer deems advisable. Prior to shipping the InB:B Technology, Seller shall, if requested by Buyer, place such serial numbers, trade names, trademarks or other marks or identification on the InB:B Technology.

(b)     Buyer shall not be obligated to use any of Seller's trademarks or trade names, including but not limited to the mark "MultiminsTM" in connection with Buyer's marketing and sale of Buyer Products that include Plant-Derived Mineral Nutrition Products, but Buyer shall be required to include on packaging and collateral the clause "Manufactured under U.S. Patent No. 6,270,809".

(c)     Seller shall not use Buyer's corporate name or any trademark or trade name used by Buyer, or any confusingly similar name or trademark without the prior written consent of Buyer.

9.     Limitation of Liability.

(a)     Direct Damages. Notwithstanding any other provision of this Agreement, in the event either party is entitled to recover damages under this Agreement, such claims or relief shall be limited to direct damages.

(b)     Consequential Damages. In no event shall either party hereto shall be liable to the other party for any damages, direct or indirect, consequential, incidental, punitive, special or indirect damages, including but not limited to any damages based on any loss (or anticipated loss) of income, business, sales, profits or earnings, or based on expenditures, investments, costs, actions taken or commitments made or entered into in reliance of or in any way related to the performance of this Agreement or resulting from the use of or inability to use the InB:B Technology or the performance or non-performance of any services, including the failure of essential purpose, even if such party has been notified of the possibility or likelihood of such damages occurring.

10.     Termination. This Agreement may be terminated prior to the expiration of the Term or any extension thereof, as follows:

(a)     Mutual. By mutual written agreement of Buyer and Seller.

(b)     By Buyer. (i) if Seller breaches in any material respect the terms, covenants or agreements set forth in this Agreement and fails to cure such breach within 30 days of its receipt of written notice thereof, (ii) the freight or shipping charges associated with InB:B Technology sold hereunder materially increase in the aggregate as a result of the relocation of the production facilities of

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Seller, or (iii) if Seller ceases to offer for sale the InB:B Technology. Buyer shall only have 30 days to exercise a right of termination under this Section 10(b), provided such 30-day period shall not commence until Buyer obtains knowledge of such right to terminate or, if Buyer's right to terminate is conditioned upon providing Seller notice and an opportunity to cure, upon the expiration of such cure period (provided Seller has not cured the applicable breach).

(c)     By Seller. By Seller if (i) Buyer breaches in any material respect the terms, covenants or agreements set forth in this Agreement and, except with respect to non-payment breaches, fails to cure such breach within 30 days of its receipt of written notice thereof, (ii) (A) Buyer fails to pay any invoices, or portions thereof, that are not the subject of a Dispute Notice for 40 days after the date of Buyer's receipt of such invoices. Seller shall only have 30 days to exercise aright of termination under this Section 10(c), provided such 30-day period shall not commence until Seller obtains knowledge of such right to terminate, or if Seller's right to terminate is conditioned upon providing Buyer notice and an opportunity to cure, upon the expiration of such cure period (provided Buyer has not cured the applicable breach).

(d)     By Buyer or Seller. By Buyer or Seller (if such party has not breached in any material respect the terms, covenants or agreements set forth in this Agreement) by written notice to the other party, after the occurrence of one of the following events of a Bankruptcy with respect to the other party:

(i)     the filing of an application by the party for, or a consent to the appointment of, a trustee or receiver of its assets;

(ii)      the filing by the party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

(iii)     the making by the party of a general assignment for the benefit of its creditors;

(iv)      the filing by the party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

(v)      the entry by any court of competent jurisdiction of an order for relief of the party under Chapter 7 or 11 of United States Code, the entry of any order, judgment or decree having a similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the party, and any such order, judgment or decree continuing unstayed and in effect for a period of 30 days after the entry;

11.     Effect of Termination. Upon termination of this Agreement (either pursuant to Section 10 or upon expiration or completion of the Term) all obligations of Buyer and Seller created under this Agreement (including without limitation, the Purchase Commitments set forth in Section 2) shall immediately cease and be of no further force and effect and Buyer and Seller shall not have any

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continuing obligation or liability created under this Agreement; provided, however, that the following obligations shall not terminate upon termination of this Agreement:

(a)      Warranty, Indemnity and Defense Payment Obligations. Seller shall remain obligated under all contractual warranties applicable to InB:B Technology previously sold, furnished, or provided to Buyer pursuant to this Agreement, and to the obligations described in Sections 14(k) and 14(m) hereof.

(b)      Seller Payment Obligations. Seller shall continue to be obligated to pay or credit amounts due under, or to refund or credit amounts overcharged or otherwise refundable under any invoice for InB:B Technology actually delivered hereunder.

(c)      Buyer Payment Obligations. Buyer shall continue to be liable for the payment of all accrued obligations, including amounts due under any invoice, plus any accrued interest thereon, for InB:B Technology actually delivered hereunder and the obligation to accept and pay for any InB:B Technology subsequently shipped or tendered by Seller to fulfill the balance of any Purchase Commitments outstanding as of the date of termination.

(d)      Termination Due to Default. If the termination is due to a default by one of the parties, then such defaulting party shall remain liable to the non-defaulting party for damages, if any, in accordance with this Agreement.

(e)     Buyer Inventory. Buyer will have a reasonable period of time to exhaust all inventory of sales, marketing and promotional materials and Buyer Products incorporating InB:B Technology.

12.     Representations.

(a)     Seller Representations. Seller represents and warrants to Buyer as follows:

(i)     Seller has the legal capacity and full power and authority to enter into this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms thereof. The execution, delivery and performance by Seller of this Agreement and the compliance by Seller with the provisions hereof will not conflict with, or result in any violation of or default by Seller under any agreement or instrument to which Seller is a party or by which Seller or the Seller Intellectual Property may be bound.

(ii)     Seller owns or has the rights to the entire right, title and interest in and to the Seller Intellectual Property, free and clear of all liens and encumbrances, except for and subject to liens for maintenance fees not yet due or payable. The relevant Seller Intellectual Property rights are in Seller's exclusive possession and control.

(iii)     Seller has not received any notice of infringement, misappropriation or conflict from any third party with respect to the Seller Intellectual Property or the InB:B Technology and Seller has no knowledge of any reasonable basis for a claim that the Seller Intellectual Property

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or the InB:B Technology infringe or otherwise conflict with any proprietary information of any third party. Seller has not indemnified any third party for patent, trademark, service mark or copyright infringement relating to the Seller Intellectual Property or the InB:B Technology.

(iv)     To the knowledge of Seller, there is no action, suit, claim, judgment, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, pending or to the knowledge of Seller threatened against or affecting Seller, Seller Intellectual Property or the InB:B Technology, at law or in equity, before or by any governmental entity and no reasonable basis exists for any such action, suit, claim, investigation or proceeding.

(b)     Buyer Representations. Buyer represents and warrants to Seller as follows:

(i)

Buyer has the legal capacity and full power and authority to enter into this Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms thereof. The execution, delivery and performance by Buyer of this Agreement and the compliance by Buyer with the provisions hereof will not conflict with, or result in any violation of or default by Buyer under any agreement or instrument to which Buyer is a party or by which Buyer may be bound.

(ii)	All Buyer Products will be produced and marketed in accordance with all relevant laws, regulations, and safety provisions.

(iii)

Buyer has not received any notice of infringement, misappropriation or conflict from any third party with respect to the production or use of Buyer Products and Buyer has no knowledge of any reasonable basis for a claim that the Buyer Products infringe or otherwise conflict with any proprietary infoiniation of any third party.

13.     Obligations

(a)     Joint Obligations

(i)      Insurance. Within ten (10) days after the commencement of the Term of this Agreement, each of Seller and Buyer shall deliver to the other a certificate of insurance pertaining to liability coverage including product liability coverage, which shall specifically state that the receiving party, its subsidiaries and its affiliates are named as an additional insured on a primary basis. Such evidence of insurance shall specify the date when such insurance expires and that all insurance coverages will not be canceled without giving the receiving party thirty (30) days advance written notice. In the event such notice of cancellation is given, unless within said 30 day period prior to cancellation, new insurance acceptable is obtained, the party responsible to provide such insurance shall have committed a material breach of this Agreement.

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The required minimum coverage of the policies required to be provided by Seller and Buyer is as set forth in Exhibit "B" to this Agreement.

(ii)      Indemnification. Each party shall indemnify and hold the other party harmless from any actions, suits proceedings, damages, expenses and fees (including any reasonable attorney fees) which the other party incurs as a result of (x) any breach of warranty of such party's product, (y) any failure by such party to comply with any applicable laws or regulations, or (z) any liability to third parties (including reasonable attorney's fees) for any personal injury, property damage or economic loss, or claim therefor, including death or other loss, cost or expense, to the extent caused by the products of such party (whether sounding in tort, contract, negligence, strict liability, or any other legal theory), except to the extent that such claim is determined to be due to the gross negligence or intentional misconduct of, the other party, its customers, its employees, or its agents. In the event of any such claim for indemnity, the party seeking indemnity shall promptly notify the indemnifying party in writing, and the indemnifying party shall have the exclusive right to defend such action, through legal counsel of its own choosing and at its own expense.

(b)     Seller Obligations

(i)      Patent Maintenance. During the Term, Seller shall pay any and all maintenance fees and annuities to maintain the enforceability of U.S. Patent No. 6,270,809 and any and all other patents and/or patent applications included in the Seller Intellectual Property.

14.     Miscellaneous.

(a)      Governing Law:, Attorneys' Fees. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

Seller and Buyer hereby irrevocably submit to the jurisdiction of the state or federal courts located in the city of Wilmington, Delaware, for the purposes of any action arising out of this Agreement, or the subject matter hereof, brought by the other party.

To the extent permitted by applicable law, Seller and Buyer hereby waive and agree not to assert, by way of motion, as a defense or otherwise in any such action, any claim (i) that it is not subject to the jurisdiction of the above-named courts, (ii) that the action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper or (v) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

The prevailing party in any action or proceeding relating to this Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing party, in addition to any other relief to which such prevailing party may be entitled.

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(b)     Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of the other party and any attempted assignment without such consent shall be null and void.

(c)     Entire Agreement: Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties and supersedes any other agreement, written or oral, with regard to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

(d)     No Strict Construction. The parties hereto confirm that they have each participated in the negotiation and. preparation of this Agreement and that this Agreement represents the joint agreement and understanding of the parties. The language used in this Agreement has been mutually chosen by the parties hereto, and no rule of strict construction construing ambiguities against the draftsperson shall be applied.

(e)     Notices, Etc. Except as specifically provided herein with respect to orders and acceptances of orders hereunder, all notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.

If to Seller:	InB:Biotechnologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attn: Dina Masi. Chief Financial Officer
Tel: (973) 926-0816
Fax: (973) 926-1735

If to Buyer:	Mannatech, Inc.
600 South Royal Lane, Suite 200
Coppell, TX 75019
Attn: General Counsel
Tel: (972) 471-7388
Fax: (972) 471-7387

(f)     No Agency. Nothing contained in this Agreement shall create a joint venture,

partnership or agency relationship between the parties hereto.

(g)      Reformation; Severability. If a court having jurisdiction holds any provision hereof to be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining

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provisions shall not in any way be affected or impaired thereby. Any such provision that is not capable of reformation shall be severed from this Agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)     Counterparts. This Agreement maybe executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

(i)     Titles and Subtitles. The titles of the paragraphs and subparagraphs hereof are for convenience of reference only and are not to be considered in construing this Agreement. References to "Sections" herein are references to sections of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision.

(j)     Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein or therein, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

(k)     Confidentiality. During the Term and thereafter, the parties shall treat the terms of this Agreement as being confidential and shall undertake reasonable precautions to safeguard the confidentiality of the terms and provisions hereof to the same extent that the parties safeguard their confidential information in the ordinary course of their respective businesses; provided, however, that the foregoing restriction shall not limit any party from disclosing information about this Agreement, the disclosure of which is required by law, or disclosure in any legal proceeding undertaken primarily to enforce this Agreement; provided, further, that any party that determines that disclosure of this Agreement or any of its contents is required by law shall notify the other party in advance of such disclosure and shall reasonably cooperate with the party hereto who requests that the proposed disclosing party take reasonable actions (including without limitation by seeking a protective order or confidential treatment determination) to limit the information disclosed or the number of persons or entities to whom such information is disclosed.

(l)     Force Majeure. If the performance by either party to this Agreement, or of any obligation arising out of or in connection with this Agreement, is prevented, restricted or interfered with by an event or events of force majeure (including but not limited to acts of God, acts of civil, governmental or military authority, fires, floods, earthquakes, strikes, riots and wars) that are beyond the reasonable control of the party affected, the party so affected shall, upon giving prior written notice to the other party, be excused from any nonperformance under this Agreement to the extent of such prevention, restriction or interference, provided, that the party so affected shall use its commercially reasonable efforts to mitigate the effects of such, and shall commence performance hereunder whenever such cause or causes are removed or avoided.

This Agreement has been executed and delivered as of the date first written above.

InB-B_ Comparison changes_31506 RBK 32006 changes - clean.doc

SELLER:

INB: BIOTECHNOLOGIES, INC.

By:	/s/ E. Gerald Kay
E. Gerald Kay, Chairman

BUYER:

MANNATECH, INC.

By:	/s/ Samuel L. Caster
Samuel L. Caster, Chairman & CEO

InB-B Comparison changes 33506 RBK 32006 changes -clean doc

EXHIBIT A

PRICE SCHEDULE:

$80/Kg for 5,000 Kg of InB:B Technology

$75/Kg. for 10,000Kg. of InB:B Technology

$70/Kg. for >15,000 Kg. of InB:B Technology

The price schedule of this Exhibit A is on a per order basis. For instance, a purchase order for 15,000 Kg. of lnB:B Technology shall be priced at $1,050,000.00.

L:\Agreements and Contracts\InB-B Comparison changes 31506 RBK 32006 changes - clean.doc

EXHIBIT B

MINIMUM INSURANCE COVERAGE

Commercial General Liability:

Each occurrence limit: US$ 1,000,000

General aggregate limit: US$2,000,000

Product Liability:

Each occurrence: $5,000,000

Policy aggregate: $5,000,000

Quality Assurance Plan (QAP)

for
MultiminsTM Mannatech-MM Formula

Description of Product

MultiminTM is a trade name for products that has been grown by a patented process for hydroponic growth of edible plants which causes them to accumulate high levels of nutritional minerals. The Multimin manufactured for Mannatech by InB: Biotechnologies uses Brassica juncea (indian mustard) seeds. The plant is grown and processed in the US and contains various minerals at the concentration levels as shown in the product specifications below. OTHER PRODUCTS Product may contain 0.5% silicon dioxide as a grinding agent.

Quality Assurance Requirements

An effective QAP must be maintained by lnB: Biotechnologies Inc. (Biotechnologies) to manage, perform and verify all work affecting quality of the product. This plan describes the minimum quality assurance requirements that the company must implement in the manufacture, packaging and testing of the product. The QAP consist of the quality assurance controls necessary to produce a product that consistently meets the predetermined specifications as described below

Quality Assurance Controls

1.1 Defined roles and responsibilities of personnel involved in production and quality control of the product. The company conforms to GMP and performs all required functions associated with GMP with adequate number of staff with the education and qualifications necessary to perform Their assigned duties; facilities must be of adequate size and be maintained in a clean and orderly manner; avoid mix-ups and cross contamination. Equipment must be properly maintained and cleaned and sanitized to avoid contamination with lubricants, metals, other foreign substances and microbiological organisms.

1.2 Established procedures for the manufacture and testing of the product. Lot history records (batch records) must be prepared for each lot of product manufactured. Any changes in the manufacturing and testing of the product that affects product specification will be reported to Mannatech for their approval.

1.3 Only approved raw materials and starting materials that have met established quality specifications may be used in the manufacture of the product. Specifications for these materials must be pre-established.

1.4 A calibration program must be in place that ensures that gauges temperature devices, scales and testing equipment are properly functioning.

1.5 The company policy on audits and inspections allows for Mannatech to audit the downstream processing steps of Multimins Mannatech products which include the grinding/milling/blending process plus QA test procedures of the product that is bulk packaged for shipping to Mannatech.

1.6 The company must maintain a lot numbering system that allows for traceability of the product in case of recall.

1.7 A lot specific certificate of analysis must be provided detailing the individual lot results as listed in the product specification (below) must be provided to Mannatech with each shipment.

MULTIMINSTM MANNATECH-MM FORMULA
{Brassica Juncea, (Indian mustard)}
PRODUCT SPECIFICATION

Characteristic:	Method	Specification
Packaging
Containers are properly labeled	Visual	Product name, code number, lot number, supplier, and expiration date are legible on each container
Containers are intact and have no visible signs of damage or foreign matter	Visual	Containers are intact, no damage or signs of foreign matter.
Identity	IR	The IR of the sample is identical to that of the internal reference standard
Appearance	visual	Brown Powder with no visible foreign matter
Odor	Per Mannatech SOP	Cabbage like
Physical
Bulk density	Current version USP ,	Minimum 0.4g/ml
tapped
Particle size	Current version USP	100% through 20 mesh
NLT 50% through 60 mesh
NMT 30% through 100 mesh
Moisture	Per Mannatech SOP, LOD	Maximum 5%
pH of a 1% solution	pH meter,	4-8
Chemical
Mineral profile	ICP	THIS Needs to be +/- 20%
Zinc		35 mg/g
Iron		12 mg/g
Manganese		6 mg/g
Chromium		600 mcg/g
Copper		4 mg/g
Selenium		400 mcg/g
Vanadium		200 mcg/g
Molybdenum		200 mcg/g

Boron		2 mg/g
Iodine		200 mg/g
Strontium		2 mg/g
Chemical Impurity
*pesticides	Current version of USP	Passes test
*Heavy metals	EPA; ICP	Arsenic; <10ppb; Lead: <15ppb;
Mercury: <5ppb
Microbiological	Current version of USP
Aerobic Plate count		Less than 10, 000 cfu/g
Total yeast and mold		Less than 100 cfulg
coliforms		Absent
Salmonella		Absent
E coli		Absent
Staphylococcus aureus		Absent
Other		(1) Material cannot be treated with ETO. (2) scheduled to get kosher certified (3) must not contain added carriers or preservatives (4) must be certified non-GMO.